ASSET PURCHASE AGREEMENT ADDENDUM, Number 2

This Asset Purchase Agreement Addendum is effective as of June 14, 2012,

BETWEEN: Nuvilex, Inc. (“Nuvilex” or “NVLX”), a Nevada corporation having an office at Meadows Corporate Park I, 12510 Prosperity Dr., Suite #310, Silver Spring, MD 20904, USA;

AND:

SG Austria Pte. Ltd. (“SG Austria”), a Singapore company/corporation, having an office at 20 Biopolis Way #05-518, Centros, Singapore, 138668 SINGAPORE.

Nuvilex and SG Austria are collectively referred to as the “Parties.”

WHEREAS Nuvilex and SG Austria have entered into an Asset Purchase Agreement dated May 26, 2011, to which this addendum is attached and made a part thereof ; and

WHEREAS the transactions under the Asset Purchase Agreement consist of two interdependent components, namely the purchase of the Assets by Nuvilex, and the provision of Financing by Nuvilex, both of which were intended to be completed simultaneously; and

WHEREAS the parties now wish to vary the terms of the Asset Purchase Agreement, by proceeding with the purchase of the Assets as soon as practicable, while deferring the completion of the Financing component of the transaction, in the manner set out below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in the Asset Purchase Agreement and to this Addendum thereto, Nuvilex and SG Austria hereby provide this addendum to the original Asset Purchase Agreement as follows:

Section 1.  This Addendum refers to, varies and supersedes, for items described herein. The Asset Purchase Agreement signed and agreed to on May 26, 2011 and the Asset Purchase Agreement Addendum, agreed to June 11, 2011.

Section 2.  This section sets forth the provisions hereby agreed, with regard to the purchase of the Assets.

a)

The total shares that will be issued to SG Austria, for Nuvilex’s purchase of the Austrianova Singapore Pte. Ltd. (ASPL) shares and will be and are hereby set at 100,000,000 (one hundred million) shares. NUVILEX as consideration for one hundred per cent (100%) ownership of the ASPL shares, will transfer the same 100,000,000 (one hundred million) Nuvilex restricted Common Shares (the “Purchase Shares”) to SG Austria, according to the plans and time line outlined below.

b)

The transfer documents for ASPL’s 100,000 shares (“ASPL Shares”) to Nuvilex will be signed as of the date hereof, and the transfer will be registered in the name of Nuvilex (subject to payment of stamp duty, which is to be borne by Nuvilex) against the issue of the Purchase Shares to SG Austria.  The Certificates of the Purchase Shares will be delivered to S.G. Austria in exchange for the certificates of the ASPL Shares.

c)

To preserve the interests of SG Austria in case the purchase of the Assets has to be unwound,

Nuvilex, Inc.,  International HQ, 12510 Prosperity Dr., Suite #310, Silver Spring, MD 20904

Nuvilex agrees (i) that Nuvilex shall retain full legal and beneficial ownership of the ASPL Shares and shall not transfer, assign, create any security interests over, or otherwise deal with them, until and unless the completion of Financing in accordance with the provisions herein and (ii) to execute and deliver a transfer form for the re-transfer of the ASPL Shares to SG Austria, such transfer form to be held under an escrow arrangement mutually acceptable to Nuvilex and SG Austria. In the event that the transfer has to be unwound, the stamp duty payable on the re-transfer of the ASPL Shares from Nuvilex to SG Austria shall be borne by Nuvilex.

d)

The Parties hereby agree that the Bio Blue Bird’s Shares, for which Nuvilex had already paid US$200,000 in 2011, will be held under a new escrow arrangement mutually acceptable to Nuvilex and SG Austria, under which Nuvilex’s nominee, Daniels McGowan Inc., shall act as the escrow agent. Upon confirmation of the arrangements, the Certificates for such shares shall be delivered to Daniels McGowan Inc., to be held in escrow until the completion of Financing.

e)

The parties agree and acknowledge that the aforesaid transfers of the ASPL Shares and Bio Blue Bird’s Shares are subject to being unwound, in case Financing is not completed in accordance with the provisions below and clause 2.4 (b) of the Asset Purchase Agreement, as hereby modified.

Section 3.  This section sets forth the provisions hereby agreed, with regard to the provision of Financing by Nuvilex.

a)

Nuvilex will continue to make monthly payments of US$60,000 to ASPL by way of SG Austria until the completion of Financing. These “Maintenance Payments” will be wired by Nuvilex before the end of each calendar month, the next payment being due for the month of June 2012 will be due at the end of June 2012.

b)

Nuvilex will provide SG Austria with written confirmation of the wire for each and every payment made within 1 day of completion including the amount wired, the name of the wiring bank and the wire transfer number if available. SG Austria will provide Nuvilex with written confirmation of receipt of each payment 1 day after receipt within 1 day after the funds are received.

c)

Failure to make any of the Maintenance Payments set forth herein by Nuvilex shall be considered a “Terminating Event” under clause 2.4 of the Asset Purchase Agreement and must be cured within 10 days from the end of the preceding month provided that both verbal and written demand for payment must be made by SG Austria.

d)

Although the Maintenance Payments were originally contemplated to form part of the Financing, the Parties now agree, due to changes in circumstances, that Nuvilex will provide a full sum of US$2.5 million as Financing (i.e., in addition to the Maintenance Payments) to fund the fully-functional operations of ASPL as a wholly owned subsidiary of NVLX as stipulated in the original agreement.  The target date for providing the Financing of US$2.5 million should be as soon as possible and at the latest by November 30, 2012 with an additional grace period of one month, so that the last date for transfer of the US$2.5 million to ASPL will be December 31, 2012 unless extended by mutual written consent of the Parties. Clause 1.1(d) of the Asset Purchase Agreement is hereby modified accordingly. Failure by Nuvilex to make payment by the end of the additional grace period shall be considered a “Terminating Event” under clause 2.4 of the Asset Purchase Agreement.

e)

The Parties further agree that clause 2.4 (b) of the Asset Purchase Agreement shall be considered to be modified by this Addendum and its affected provisions shall be read accordingly and the reference to a Terminating Event shall be understood to include an action by SG Austria to unwind the sale and transfer according to the provisions modified by this addendum. For the avoidance of doubt, it is hereby declared that SG Austria’s elections to unwind the transfer of assets under clause 2.5 shall be exercisable either upon any failure to make Maintenance Payments in accordance with sub-section (c) or upon a failure to make the payment of US$ 2.5 million by 31 December 2012 in

Nuvilex, Inc.,  International HQ, 12510 Prosperity Dr., Suite #310, Silver Spring, MD 20904

accordance with sub-section (d) above; (and from month to month thereafter).

Section 4. This section sets forth the provisions that will apply to the Maintenance Payments, which are currently reflected as advances from Nuvilex to SG Austria (“NVLX-SGA Debt”), and in turn, advances from SG Austria to ASPL (“SGA-ASPL Debt”).

a)

Upon a timely payment of the US$ 2.5 million Financing, the parties will agree to an arrangement, such as an assignment of the SGA-ASPL Debt by SG Austria to Nuvilex in satisfaction of the NVLX-SGA Debt, with the result that the Maintenance Payments will thereafter be reflected as advances made by Nuvilex to Austrianova, and SG Austria will no longer feature.

b)

In the event that the transfer of Assets is unwound, the Maintenance Payments (as well as the payment for the Bio Blue Bird AG’s shares, and any patent upkeep payments made by Nuvilex) shall be converted into new shares in SG Austria, according to clause 2.4 of the Asset Purchase Agreement.

c)

By way of illustration, the number of new shares in SG Austria which Nuvilex would receive if an unwinding occurred as at the date hereof, would be 1,210 shares, constituting 13.3% of the issued capital of SG Austria (which currently comprises 7,218 issued shares and 670 shares to be issued to employees), based on the following payments made by Nuvilex to-date: (i) cumulative Maintenance Payments amounting to $739,230 ($713,063.44 in monthly payments and $26,166.56 towards costs for patent applications) and (ii) $200,000 as payment for Bio Blue Bird’s Shares.

Section 5. The Parties agree that the transfer of the Assets made hereby shall become unconditional, final and binding when and if the conditions subsequent that remain to be fulfilled are done so in a timely manner under the terms set forth herein.  The Parties further agree and understand that time is of the essence in the performance, by both Nuvilex and SG Austria, of the terms and conditions set forth herein.

This Addendum, Number 2, is attached to the original Asset Sale Agreement and becomes a part thereof.  This document along with the original Asset Purchase Agreement set forth the complete understanding between the Parties and upon execution along with the transfer of shares and payments of funds set forth herein constitute a sale and transfer of the assets.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the Effective Date, June 14, 2012.

“Seller”

                “Purchaser”

/s/ Brian Salmons

/s/ Robert F. Ryan

Brian Salmons, Ph.D.

Robert F. Ryan, M.S., Ph.D.

CEO, SG AUSTRIA PTE LTD

President & CEO, NUVILEX, INC.

Nuvilex, Inc.,  International HQ, 12510 Prosperity Dr., Suite #310, Silver Spring, MD 20904